Press Release

FOR IMMEDIATE RELEASE:

Contact: Richard J. Stimel, FHLBank Pittsburgh, 412-288-7351, rich.stimel@fhlb-pgh.com

Angel L. Helm and Cheryl L. Johnson Elected to FHLBank Pittsburgh Board as Independent Directors

PITTSBURGH, March 29, 2019 – Angel L. Helm, retired Managing Director of Wells Fargo Securities, and Cheryl L. Johnson, Vice Chancellor of Human Resources at the University of Pittsburgh, have been elected by the Board of Directors of the Federal Home Loan Bank of Pittsburgh (FHLBank Pittsburgh) to nonmember independent director positions effective April 1, 2019, in accordance with the rules of the Federal Housing Finance Agency.

Ms. Helm will fill the unexpired term of John K. Darr, which ends Dec. 31, 2019. Ms. Johnson will fill the unexpired term of Teresa Bryce Bazemore, which ends Dec. 31, 2020.

Angel Helm currently serves as Interim Chief Executive Officer of Olivet Boys and Girls Club of Reading and Berks County. In this role, Ms. Helm oversees all organizational operations, including 11 building sites and 120 people. Ms. Helm also brings a distinguished career of more than 25 years in banking. She retired from Wells Fargo Securities in 2012 as Managing Director. In this capacity, she was responsible for a five-state territory and had oversight of the territory’s budget, revenue goals and product delivery. During her tenure with the organization, Ms. Helm completed more than 550 bond financings totaling more than $3 billion.

Ms. Helm is a Trustee of Caron Treatment Centers, a leading addiction treatment facility, where she currently serves as Finance Committee Chair and as a member of the Executive and Compensation Committees. Ms. Helm also serves on the Board of Directors of Alvernia University in Pennsylvania, where she is currently co-chair of the University’s $9 million capital campaign and previously served as Enrollment Committee Chair.

Ms. Helm earned her MBA from St. Joseph’s University and received her B.A. in Business/Managerial Economics from Gettysburg College.

Cheryl Johnson has served as Vice Chancellor for Human Resources at the University of Pittsburgh since October 2016. In this role, Ms. Johnson is responsible for designing and administering employee benefits, compensation, employee and labor relations, talent acquisition, and organization and employee development.

Prior to her role at the University of Pittsburgh, Ms. Johnson held a cabinet-level leadership position as Vice President for Human Capital Services at Kansas State University. Before entering higher education, Ms. Johnson worked in private industry as founder and Chief Operating Officer for JVisions, Inc., a firm that supported organizations in achieving their strategic objectives through human capital solutions. Ms. Johnson also held global human resources leadership roles at several companies, including Wolverine World Wide, Whirlpool and Dupont.

Ms. Johnson is a certified human resource professional and certified conflict mediator. She is a member of the Society for Human Resource Management and the International Society of Human Resource Management. She serves on the Advisory Board of the Advanced Leadership Initiative, is an alumna of Leadership Pittsburgh XXXIV and formerly served on the Board of Directors for Housing Resources, Inc.

Ms. Johnson earned her master’s degree in Labor and Industrial Relations at Michigan State University and received her B.A. in Psychology from Oakland University. She also attended the Executive Development Program at the Wharton School at the University of Pennsylvania.

About FHLBank Pittsburgh

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is part of the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and growth in all economic cycles.

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